Exhibit 10.23
                      OPTION AGREEMENT - CONTRIBUTION MATCH

                                 PLUG POWER, LLC

                      A Delaware Limited Liability Company


     This Option Agreement - Contribution Match ("Option Agreement" or "Agreement") is made this 15th day of June, 1998, by and between Plug Power, LLC, a Delaware limited liability company (the "Company") and Mechanical Technology Inc., a New York corporation ("MTI") (hereinafter collectively referred to as the "Parties").

     WHEREAS, on or about June 27, 1997, MTI and Edison Development Corporation, a Michigan corporation ("EDC") formed the Company by filing a Certificate of Formation with the office of the Secretary of State of the State of Delaware and entered into that certain Limited Liability Company Agreement of Plug Power, LLC, dated June 27, 1997 (the "Operating Agreement"); and

     WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning given it in the Operating Agreement unless otherwise proved; and

     WHEREAS, Section 4.2(b) of the Operating Agreement provides that the Company may, from time to time and as required , call upon EDC for additional cash contributions in amounts not to exceed, in the aggregate, $4,250,000 and that for each $1.00 of such additional cash contributions EDC shall receive one
(1) Share of Class A Membership Interest; and

     WHEREAS, Section 4.2(c) of the Operating Agreement provides that, upon the Company's receipt of each additional cash contribution from EDC, the Company shall notify MTI in writing of such contribution, and that MTI shall have five
(5) days after receipt of such notice to request an option to purchase additional Shares of Class A Membership Interest (the "Option") in an amount not to exceed the number of Shares issued to EDC, and upon such request, the Company shall execute and deliver to MTI an Option Agreement granting to MTI an option to purchase such Shares; and

     WHEREAS, as of June 11, 1998, EDC made such additional cash contribution in the amount of $2 million, and the Company has duly notified MTI, and MTI has requested an option to purchase additional Shares of Class A Membership interest in the Company in accordance with Section 4.2(c) of the Operating Agreement.

     In consideration of the mutual promises and conditions made herein, the Parties agree as follows:

1. Grant of Option; Term.

     (a) The Company grants to MTI an option to purchase 2,000,000 Shares of Class A Membership Interest in the Company ("Option Shares") upon the terms and conditions set forth herein.






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     (b)    The term of this Option shall expire at 5:00 p.m. E.S.T. on the date twelve (12) months after the date of this Agreement, or the date MTI ceases to be a Member of the Company for any reason, whichever occurs first ("Expiration Date").

     2. Exercise of Option. MTI may exercise this Option, as to all of the Option Shares, or as to portions of the Option Shares from time to time, at anytime prior to 5:00 p.m. EST on the Expiration Date by written notice to the Company. If MTI fails to exercise this Option in the manner and by the time set forth above, this Option shall automatically terminate and MTI shall have no further rights to purchase Shares of Class A Membership Interest pursuant to this Option Agreement. If as of the date of this Agreement MTI has any credits available pursuant to Section 4.2(d) of the Operating Agreement ("Credits"), or if thereafter and prior to the Expiration Date any such Credits become available to MTI, MTI shall be deemed to have exercised this Option to purchase one Option Share for each $1.00 of Credit available to MTI, such exercise to be effective as of the date of this Agreement or such later date prior to the Expiration Date that such Credits become available to MTI.

     3. Option Price. In consideration of the grant of the Option, MTI shall pay to the Company, upon execution of this Option Agreement, $170,000, being the amount equal to interest on the Purchase Price (defined below) at an annual rate of 8.5 % ("Interest Rate"), being the prime rate as reported by the Wall Street Journal on the date of this Agreement, accruing from the date of this Agreement to the Expiration Date ("Option Price"). The Option Price shall not be applied in reduction of the Purchase Price, and MTI's Capital Account shall not be increased as a result of the payment of the Option Price. If MTI fails to exercise the Option, the Option Price shall not be returned to MTI.
If MTI exercises the Option and pays the Purchase Price prior to the Expiration Date, the Company shall return to MTI a portion of the Option Price equal to the amount of interest that would have accrued on the Purchase Price at the Interest Rate from the date of payment of the Purchase Price to the Expiration Date. Notwithstanding anything contained in this Agreement to the contrary, if any of the Option Shares are purchased or deemed to be purchased, with Credits, the Company will waive a portion of the Option Price, or reimburse a portion of the Option Price if it has been paid by MTI, such portion to be determined by multiplying the Option Price by a fraction, the numerator of which is the amount of Credits applied to the Purchase Price, and the denominator of which is the Purchase Price.

     4. Purchase Price. The price for the Option Shares ("Purchase Price") shall be One Dollar ($1.00) per Share. The Purchase Price shall be paid either in cash at the time MTI exercises the Option or, if MTI has any Credit available pursuant to Section 4.2(d) of the Operating Agreement, any such Credits shall be applied in payment of the Purchase Price (but not in payment of the Option Price.) Upon payment of the Purchase Price, MTI's Capital Account shall be increased by an amount equal to the Purchase Price paid to the Company.

     5. Delivery of Shares. Within ten (10) days after the Company's receipt of an exercise of this Option by MTI, the Company shall issue and deliver to MTI a certificate or certificates for the Shares of Class A Membership Interest purchased by MTI pursuant to this Option Agreement.

     6. Voting Rights Applicable to Option. At all times prior to the earlier of (a) the Expiration Date or (b) MTI's exercise of this Option and payment of the Purchase Price, MTI shall have voting rights with respect to the Option Shares. Should MTI fail to exercise this Option prior to the expiration

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Date or fail to pay the Option Price or Purchase Price within the time required hereunder for payment thereof, such voting rights shall automatically terminate.

     7. Non-Transferability. This Option shall not be assigned, pledged, hypothecated, sold, or otherwise transferred or encumbered by MTI, except that MTI may, without the consent of the Company or EDC, transfer its rights hereunder to an Affiliate of MTI.

     8. Notices. Any notice or other communication to the Company or to MTI shall be in writing and shall either be delivered in person or mailed by first class mail, postage prepaid, or sent by telex, telecopy or telegram, addressed to the Party intended to be the receipt as follows:

     If to the Company:

     Plug Power, LLC
     968 Albany - Shaker Road
     Latham, New York  12110
     Attn:  Gary Mittleman

     with a copy to:

     Wise & Marsac
     11th Floor, Buhl Building
     Detroit, Michigan  48226
     Attn:  Jim Kamp

or at such other address as the Company may designate by notice to MTI.

     If to MTI:

     Mechanical Technology Inc.
     968 Albany - Shaker Road
     Latham, New York  12110
     Attn:  Cynthia Scheuer

or at such other addresses as MTI may designate by notice to the Company.

     Any notice, request, consent, offer or demand shall be deemed received, given or served, if mailed by first class mail, on the 3rd day after the day of mailing, and, if sent by telex, telecopy or telegram, 24 hours after the time of dispatch.

     9. Entire Agreement. This Option Agreement supersedes all agreements previously made between the Parties relating to its subject matter. There are no other understandings or agreements between the Parties.

    10. Governing Law. This Option Agreement shall be construed in accordance with and governed by the law of the State of Michigan.










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    11.     MTI's Acceptance of the Terms of This Option Agreement.   MTI's
written request for this Option Agreement pursuant to Section 4.2(c) of the Operating Agreement constitutes MTI's acceptance of all the terms and conditions of this Option Agreement.



	Plug Power has executed this Option Agreement as of the date set forth above.


WITNESS:                                PLUG POWER, LLC
					(a Delaware limited liability agreement)


/s/Ana Maria Galeano                    By:  /s/ Gary Mittleman
____________________                         ____________________
                                        Its: President and CEO
                                             ____________________